PRUCO LIFE INSURANCE COMPANY, PHOENIX, ARIZONA
TIERED PARTICIPATION RATE INDEX STRATEGY ENDORSEMENT

ANNUITY NUMBER: [001-00001]    EFFECTIVE DATE: [Contract Issue Date]

This Endorsement is made part of your Annuity and describes the Tiered Participation Rate Index Strategy. The Indices and values provided on the Index Strategies Specifications Schedule for this Index Strategy are applicable to your Annuity on the Effective Date. Other Buffers, Indices, and Index Strategy Terms may be available and may vary in the future. If the Initial Index Strategy Base on the Index Strategies Specifications Schedule for this Index Strategy is equal to $0.00, there is no allocation to that Index Strategy as of the Effective Date. We are providing this Endorsement to help describe the Tiered Participation Rate Index Strategy in the event you wish to allocate funds to this type of Index Strategy in the future as described in your Annuity, and so long as this Index Strategy is still available. There are no explicit charges for allocations to the Tiered Participation Rate Index Strategy.

For the purposes of this Endorsement, the following definitions apply:

Participation Rate: The Participation Rate is the percentage of an Index increase that will be used in calculating the Index Credit to the Index Strategy Base at the end of an Index Strategy Term. The Participation Rate may vary by Index, Index Strategy Term and Buffer. The initial Participation Rates for this Index Strategy are shown on the Index Strategies Specifications Schedule and are applicable for the Index Strategy Term as of the Effective Date.

Tier Level: the declared Index Return that is used to determine which Participation Rate tier applies in the calculation of Index Credit.

Buffer: The Buffer limits the amount of negative Index Credit that may be applied to the Index Strategy Base on any Index Strategy End Date. The Buffer may vary by Index and Index Strategy Term. The Buffer for this Index Strategy is shown on the Index Strategies Specifications Schedule.

Index Credit: On each Index Strategy End Date, we will calculate the Index Credit, if any, to be credited to the Index Strategy Base. The Index Credit is calculated by multiplying the Participation Rate for each tier level by the percentage change in the Index, known as the Index Return. The Index Return is determined by (A - B) / B, where:

A = the Index Value on the Index Strategy End Date

B = the Index Value on the Index Strategy Start Date

If the Index Return on the Index Strategy End Date is positive but less than or equal to the Tier Level, the Index Credit is equal to the Tier 1 Participation Rate multiplied by the Index Return. If the Index Return on the Index Strategy End Date is greater than the Tier Level, the Index Credit s equal to the sum of the Tier 1 Participation Rate multiplied by the Tier Level and the Tier 2 Participation Rate multiplied by the Index Return in excess of the Tier Level.

If the Index Return on the Index Strategy End Date is zero or negative but within the Buffer, the Index Credit is zero. Otherwise, if the Index Return is negative, the Index Credit is equal to the Index Return plus the Buffer.

Subsequent Index Strategy Terms: We will declare Participation Rates and Tier Levels for each subsequent Index Strategy Term. The new Participation Rates may be higher or lower than the initial Participation Rates but will never be lower than the Guaranteed Minimum Participation Rate. The new Tier Levels may be higher or lower than the initial Tier Level but will never be higher than the Guaranteed Maximum Tier Level.

Tiered Participation Rate Index Strategy Interim Value

When you take a Partial Withdrawal, Transfer, Performance Lock, Surrender your Annuity, or annuitize your Annuity between Index Strategy Start Date and Index Strategy End Date, we will use an Interim Value to determine the value of your Index Strategy on the Valuation Day of the transaction. The Interim Value is also used in the event we pay a

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death claim to your beneficiaries during an Index Strategy Term. For more information regarding the Interim Value, please refer to the ‘Index Strategies Specifications Schedule’.

The replicating portfolios of options is equal to AMC (At the Money Call Option) plus ((Tier 2 Participation Rate minus Tier 1 Participation Rate) multiplied by OMC (Out of the Money Call Option)) minus OMP (Out of the Money Put Option). These options are calculated using the Black-Scholes Valuation model.

Signed for the Company and made a part of the Contract as of the Effective Date.

PRUCO LIFE INSURANCE COMPANY
[    ] [Secretary]

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